Exhibit 99.1

Endeavor Releases Fourth Quarter and Full Year 2021 Results

Beverly Hills, CA (March 16, 2022) – Endeavor Group Holdings, Inc. (NYSE: EDR) (“Endeavor” or the “Company”), a global sports and entertainment company, today released its financial results for the quarterly period and fiscal year ended December 31, 2021.

Highlights

•	$1.5 billion Q4 2021 revenue, bringing total 2021 revenue to $5.1 billion, exceeding annual guidance

•	UFC delivered its best financial year in its 28-year history

•	Representation revenue in 2021 up double-digits compared to the last non-COVID-19 impacted year (2019), despite touring events still operating at reduced levels during 2021

•	Announced sale of 80% stake of Endeavor Content’s scripted business in a deal that valued the entire studio at nearly $1 billion on a post-money basis

•

Return to a full schedule of sports events benefitted our media and sports betting businesses, while attendance at events increased significantly across global events and experiences portfolio as COVID-19 restrictions were lifted

•	Announced intent to acquire sports betting platform and content leader OpenBet in Q3 2021; expected to close in Q3 2022

•	Initial 2022 revenue and Adjusted EBITDA guidance:

•	Revenue expected between $5.2 billion and $5.45 billion

•	Adjusted EBITDA expected between $1.07 billion and $1.12 billion

Q4 2021 Consolidated Financial Results

•	Revenue: $1.5 billion

•	Net Loss: $16.7 million

•	Adjusted EBITDA: $229.5 million

Full Year 2021 Consolidated Financial Results

•	Revenue: $5.1 billion

•	Net loss: $467.5 million

•	Adjusted EBITDA: $880.3 million

“In our first year as a public company, we saw significant outperformance across our portfolio as the world began to emerge from the pandemic, with increased attendance at live events and continued heightened demand for premium content,” said Ariel Emanuel, CEO, Endeavor. “Given the unique position we occupy in the content landscape, we remain confident about our ability to continue leveraging trends, unlocking growth, and delivering long-term value.”

Segment Operating Results

•

Owned Sports Properties segment revenue was $277.3 million for the quarter, up $8.3 million, or 3%, compared to the prior-year quarter, and was $1.1 billion for the year, up $155.6 million, or 16%, compared to the prior year. Increases were primarily driven by increased media rights fees, new sponsorship deals and event-related revenue, including nine sold-out UFC pay-per-view events with live audiences, an increase in PBR events, and the successful completion of the Euroleague season. The segment’s Adjusted EBITDA was $125.1 million for the quarter, up $2.0 million, or 2%, compared to the prior-year quarter, and was $537.6 million for the year, up $80.0 million, or 17%, compared to the prior year.

•

Events, Experiences & Rights segment revenue was $516.7 million for the quarter, up $96.0 million, or 23%, compared to the prior-year quarter, and was $2.0 billion for the year, up $437.8 million, or 28%, compared to the prior year, driven by an increase in media rights fees, the return of live events, IMG Academy summer camps operating at full capacity, and the acquisition of NCSA. The segment’s Adjusted EBITDA was $54.7 million for the quarter, up $12.4 million, or 29%, compared to the prior-year quarter, and was $215.6 million for the year, up $156.4 million, or 264%, compared to the prior year.

•

Representation segment revenue was $717.9 million for the quarter, up $443.2 million, or 161%, compared to the prior-year quarter, and was $2.0 billion for the year, up $1.0 billion, or over 100%, compared to the prior year, driven by an increase in content deliveries at Endeavor Content and an increase in client commissions, licensing and corporate spending on marketing and experiential activations, which had been significantly impacted by COVID-19 in the prior year. The segment’s Adjusted EBITDA was $118.4 million for the quarter, up $68.8 million, or 138%, compared to the prior-year quarter, and was $383.4 million for the year, up $171.4 million, or 81%, compared to the prior year.

2022 Annual Guidance

•	Revenue is expected to be between $5.2 billion and $5.45 billion

•	Adjusted EBITDA is expected to be between $1.07 billion and $1.12 billion

Balance Sheet and Liquidity

At December 31, 2021, cash and cash equivalents totaled $1.561 billion, compared to $1.029 billion at September 30, 2021. Total debt was $5.714 billion at December 31, 2021, compared to $5.108 billion at September 30, 2021. At December 31, 2021 and September 30, 2021, cash and cash equivalents of $27.3 million and $58.5 million, and production related debt of $242 million and $223 million were included in assets and liabilities held for sale, respectively.

For further information regarding the Company’s financial results, as well as certain non-GAAP financial measures, and the reconciliations thereof, please refer to the following pages of this release or visit the Company’s Investor Relation site at investor.endeavorco.com.

Webcast Details

Endeavor will host an audio webcast to discuss its results and provide a business update at 2 p.m. PT / 5 p.m. ET today. The event can be accessed at: https://events.q4inc.com/attendee/288439199

The link to the webcast, as well as a recording, will also be available within the News/Events section of investor.endeavorco.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate to matters of historical fact should be considered forward- looking statements, including the Company’s guidance for full year 2022, the expected timing of the closing of the acquisition of the OpenBet business, and the expected benefit resulting from the Company’s acquired businesses. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: the impact of COVID-19 on Endeavor’s business, financial condition, liquidity and results of operations; changes in public and consumer tastes and preferences and industry trends; Endeavor’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; Endeavor’s dependence on the relationships of its management, agents, and other key personnel with clients; Endeavor’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners, corporate sponsors, and other distribution partners; risks related to Endeavor’s organization and structure; and other important factors discussed in Part II, Item 1A “Risk Factors” in Endeavor’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021, and in Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, as any such factors may be updated from time to time in its other filings with the SEC, including Endeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, accessible on the SEC’s website at www.sec.gov and Endeavor’s Investor Relations site at investor.endeavorco.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, Endeavor undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Measures” and the reconciliation tables below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

About Endeavor

Endeavor is a global sports and entertainment company, home to many of the world’s most dynamic and engaging storytellers, brands, live events and experiences. The company is comprised of industry leaders including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. The Endeavor network specializes in talent representation, sports operations & advisory, event & experiences management, media production & distribution, experiential marketing and brand licensing.

Website Disclosure

Investors and others should note that we announce material financial and operational information to our investors using press releases, SEC filings and public conference calls webcasts, as well as our Investor Relations site at investor.endeavorco.com. In addition, you may automatically receive email alerts and other information about Endeavor when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.endeavorco.com.

Contacts

Investors: investor@endeavorco.com

Press: press@endeavorco.com

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$1,505,556	$960,940	$5,077,713	$3,478,743
Operating expenses:
Direct operating costs	806,616	469,278	2,597,178	1,745,275
Selling, general and administrative expenses	596,718	432,365	2,283,558	1,442,316
Insurance recoveries	(26,090)	(33,467)	(68,190)	(86,990)
Depreciation and amortization	74,825	69,214	282,883	310,883
Impairment charges	—	45,195	4,524	220,477

Total operating expenses	1,452,069	982,585	5,099,953	3,631,961

Operating income (loss)	53,487	(21,645)	(22,240)	(153,218)
Other (expense) income:
Interest expense, net	(60,707)	(71,632)	(268,677)	(284,586)
Loss on extinguishment of debt	—	—	(28,628)	—
Tax receivable agreements liability adjustment	(101,736)	—	(101,736)	—
Other income, net	7,259	17,511	4,258	81,087

Loss before income taxes and equity earnings (losses) of affiliates	(101,697)	(75,766)	(417,023)	(356,717)
(Benefit from) provision for income taxes	(80,562)	(35,107)	(22,277)	8,507

Loss before equity earnings (losses) of affiliates	(21,135)	(40,659)	(394,746)	(365,224)
Equity earnings (losses) of affiliates, net of tax	4,434	(15,814)	(72,733)	(260,094)

Net loss	(16,701)	(56,473)	(467,479)	(625,318)
Less: Net income (loss) attributable to non-controlling interests	2,812	(3,298)	(139,168)	29,616
Less: Net loss attributable to Endeavor Operating Company, LLC prior to the reorganization transactions	—	(53,175)	(31,686)	(654,934)

Net loss attributable to Endeavor Group Holdings, Inc.	$(19,513)	$—	$(296,625)	$—

Basic and diluted loss per share of Class A common stock(1):	$(0.07)	N/A	$(1.14)	N/A
Weighted-average number of common shares outstanding used in computing basic and diluted loss per share(2):	263,902,402	N/A	262,119,930	N/A

(1)

Basic and diluted loss per share of Class A common stock is applicable only for the period from May 1, 2021 through December 31, 2021, which is the period following the initial public offering and the related reorganization transactions.

(2)

Securities that are anti-dilutive for the periods presented are additional shares based on an assumed exchange of Endeavor Manager Units and Endeavor Operating Units into 170,965,237 shares, additional shares based on an assumed exchange of Endeavor Profits Units into 3,568,800 shares of the Company’s Class A common stock, as well as additional shares from stock options, RSUs and Phantom Units.

Segment Results

(Unaudited)

(In thousands)

Revenue and Adjusted EBTIDA

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Owned Sports Properties	$277,340	$269,088	$1,108,207	$952,624
Events, Experiences & Rights	516,668	420,642	2,031,283	1,593,509
Representation	717,893	274,716	1,959,757	943,873
Eliminations	(6,345)	(3,506)	(21,534)	(11,263)

Total Revenue	$1,505,556	$960,940	$5,077,713	$3,478,743

Adjusted EBITDA:
Owned Sports Properties	$125,132	$123,115	$537,627	$457,589
Events, Experiences & Rights	54,735	42,351	215,578	59,224
Representation	118,419	49,662	383,388	211,977
Corporate	(68,801)	(38,900)	(256,277)	(145,240)

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	December 31,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$1,560,995	$1,008,485
Restricted cash	232,041	181,848
Accounts receivable (net of allowance for doubtful accounts of $57,102 and $67,975, respectively)	615,010	445,778
Deferred costs	255,371	234,634
Assets held for sale	885,633	—
Other current assets	204,697	194,463

Total current assets	3,753,747	2,065,208
Property and equipment, net	629,807	613,139
Operating lease right-of-use assets	373,652	386,911
Intangible assets, net	1,611,684	1,595,468
Goodwill	4,506,554	4,181,179
Investments	298,212	251,078
Other assets	260,861	540,651

Total assets	$11,434,517	$9,633,634

LIABILITIES, REDEEMABLE INTERESTS AND SHAREHOLDERS’/MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$558,863	$554,260
Accrued liabilities	524,061	322,749
Current portion of long-term debt	82,022	212,971
Current portion of operating lease liabilities	59,743	58,971
Deferred revenue	651,760	606,530
Deposits received on behalf of clients	216,632	176,572
Liabilities held for sale	507,303	—
Other current liabilities	105,053	65,025

Total current liabilities	2,705,437	1,997,078

Long-term debt	5,631,714	5,712,834
Long-term operating lease liabilities	363,568	395,331
Other long-term liabilities	402,472	373,642

Total liabilities	9,103,191	8,478,885

Commitments and contingencies
Redeemable non-controlling interests	209,863	168,254
Redeemable equity	—	22,519
Shareholders’/Members’ Equity:
Class A common stock, $0.00001 par value; 5,000,000,000 shares authorized; 265,553,327 shares issued and outstanding as of December 31, 2021	2	—
Class B common stock, $0.00001 par value; 5,000,000,000 shares authorized; none issued and outstanding as of December 31, 2021	—	—
Class C common stock, $0.00001 par value; 5,000,000,000 shares authorized; none issued and outstanding as of December 31, 2021	—	—
Class X common stock, $0.00001 par value; 5,000,000,000 shares authorized; 186,222,061 shares issued and outstanding as of December 31, 2021	1	—
Class Y common stock, $0.00001 par value; 1,000,000,000 shares authorized; 238,154,296 shares issued and outstanding as of December 31, 2021	2	—
Additional paid-in capital	1,624,201	—
Accumulated deficit	(296,625)	—
Members’ capital	—	468,633
Accumulated other comprehensive loss	(80,535)	(190,786)

Total Endeavor Group Holdings, Inc./Endeavor Operating Company, LLC shareholders’/members’ equity	1,247,046	277,847
Nonredeemable non-controlling interests	874,417	686,129

Total shareholders’/members’ equity	2,121,463	963,976

Total liabilities, redeemable interests and shareholders’/members’ equity	$11,434,517	$9,633,634

Note Regarding Non-GAAP Financial Measures

This press release includes financial measures that are not calculated in accordance with United States generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income.

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss), excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earn-out costs, certain legal costs, restructuring, severance and impairment charges, certain non-cash fair value adjustments, certain equity earnings, COVID-19 related expenses, tax receivable agreements liability adjustment and certain other items when applicable. Adjusted EBITDA margin is a non-GAAP financial measure defined as Adjusted EBITDA divided by Revenue.

Management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in business combinations, and improves comparability by eliminating the significant level of interest expense associated with our debt facilities, as well as income taxes, which may not be comparable with other companies based on our tax structure.

Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate our consolidated operating performance.

Adjusted Net Income is a non-GAAP financial measure and is defined as net income (loss) attributable to Endeavor Operating Company adjusted to exclude our share (excluding those relating to certain non-controlling interests) of the adjustments used to calculate Adjusted EBITDA, other than income taxes, net interest expense and depreciation, on an after-tax basis, the release of tax valuation allowances and other tax items.

Adjusted Net Income adjusts income or loss attributable to the Company for items that are not considered to be reflective of our operating performance. Management believes that such non-GAAP information is useful to investors and analysts as it provides a better understanding of the performance of our operations for the periods presented and, accordingly, facilitates the development of future projections and earnings growth prospects.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted

EBITDA, Adjusted EBITDA margin, and Adjusted Net Income do not reflect any cash requirement for such replacements or improvements; and they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

We compensate for these limitations by using Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income (loss), as indicators of our financial performance, as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. Although we use Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income as financial measures to assess the performance of our business, such use is limited because it does not include certain material costs necessary to operate our business. Our presentation of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income should not be construed as indications that our future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures reported by other companies.

Set forth below are reconciliations of our most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for equity-based compensation expense, restructuring charges, gains, losses and impairments related to acquisitions and divestitures of businesses, non-cash fair value adjustments of embedded foreign currency derivatives, equity method earnings or losses and fair value adjustments for investments, certain tax items and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which, could be material.

Adjusted EBITDA and Adjusted Net Income

(Unaudited)

(In thousands)

Adjusted EBITDA
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss	$(16,701)	$(56,473)	$(467,479)	$(625,318)
(Benefit from) provision for income taxes	(80,562)	(35,107)	(22,277)	8,507
Interest expense, net	60,707	71,632	268,677	284,586
Depreciation and amortization	74,825	69,214	282,883	310,883
Equity-based compensation expense (1)	68,074	53,694	532,467	91,271
Merger, acquisition and earn-out costs (2)	22,613	6,193	60,904	22,178
Certain legal costs (3)	1,191	4,715	5,451	12,520
Restructuring, severance and impairment (4)	1,878	58,669	8,490	271,868
Fair value adjustment - Droga5 (5)	—	(68)	—	405
Fair value adjustment - equity investments (5)	(7,944)	(3,743)	(21,558)	469
Equity method losses - Learfield IMG College (6)	(156)	11,835	76,135	250,726
COVID-19 related costs (7)	—	(137)	—	2,692
Tax receivable agreements liability adjustment (8)	101,736	—	101,736	—
Other (9)	3,824	(7,873)	54,887	(58,240)

Adjusted EBITDA	$229,485	$172,551	$880,316	$572,547

Net loss margin	(1.1%)	(5.9%)	(9.2%)	(18.0%)
Adjusted EBITDA margin	15.2%	18.0%	17.3%	16.5%

Adjusted Net Income
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss	$(16,701)	$(56,473)	$(467,479)	$(625,318)
Net (income) loss attributable to non-controlling interests	(2,812)	3,298	139,168	(29,616)
Net loss attributable to Endeavor Operating Company, LLC prior to reorganization transactions	—	—	31,686	—

Net loss attributable to Endeavor Group Holdings, Inc.	(19,513)	—	(296,625)	—
Net loss attributable to Endeavor Operating Company, LLC prior to the reorganization transactions	—	(53,175)	—	(654,934)
Amortization	50,200	46,719	191,223	225,492
Equity-based compensation expense (1)	68,074	53,694	532,467	91,271
Merger, acquisition and earn-out costs (2)	22,613	6,193	60,904	22,178
Certain legal costs (3)	1,191	4,715	5,451	12,520
Restructuring, severance and impairment (4)	1,878	58,669	8,490	271,868
Fair value adjustment - Droga5 (5)	—	(68)	—	405
Fair value adjustment - equity investments (5)	(7,944)	(3,743)	(21,558)	469
Equity method losses - Learfield IMG College (6)	(156)	11,835	76,135	250,726
COVID-19 related costs (7)	—	(137)	—	2,692
Tax receivable agreements liability adjustment (8)	101,736	—	101,736	—
Other (8)	3,824	(7,873)	54,887	(58,240)
Tax effects of adjustments (9)	(18,936)	(13,580)	71,471	(25,528)
Valuation allowance and other tax items (10)	(68,564)	(17,174)	(50,956)	15,164
Adjustments allocated to non-controlling interests (11)	(44,530)	(16,528)	(448,558)	(69,272)

Adjusted Net Income	$89,873	$69,547	$285,067	$84,811

(1)	Equity-based compensation represents primarily non-cash compensation expense associated with our equity-based compensation plans.

The increase for the year ended December 31, 2021 as compared to the year ended December 31, 2020 was primarily due to modification of certain pre-IPO equity-based awards primarily to remove certain forfeiture and discretionary call terms as well as grants under the 2021 Incentive Award Plan that were issued in connection with the IPO. Equity-based compensation was recognized in all segments and Corporate for the year ended December 31, 2021.

(2)

Includes (i) certain costs of professional advisors related to mergers, acquisitions, dispositions or joint ventures and (ii) fair value adjustments for contingent consideration liabilities related to acquired businesses and compensation expense for deferred consideration associated with selling shareholders that are required to remain our employees.

Such costs for the year ended December 31, 2021 primarily related to fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments of approximately $35 million, which primarily related to our Events, Experiences & Rights and Representation segments. Professional advisor costs were approximately $25 million and related to all of our segments and Corporate.

Such costs for the year ended December 31, 2020 primarily related to professional advisor costs of approximately $13 million and primarily related to our Events, Experiences & Rights segment. Acquisition earn-out adjustments were approximately $9 million primarily related to our Representation segment.

(3)	Includes costs related to certain litigation or regulatory matters in each of our segments and Corporate.
(4)	Includes certain costs related to our restructuring activities and non-cash impairment charges.

Such costs for the year ended December 31, 2021 included approximately $6 million related to the impairment of goodwill and $3 million for severance and restructuring expenses, both primarily related to our Representation and Events, Experiences & Rights segments.

Such costs for the year ended December 31, 2020 included approximately $220 million related to the impairment of intangible assets and goodwill, approximately $19 million related to the impairment of certain other assets and investments and approximately $32 million for severance and restructuring expenses, in each case primarily related to COVID-19, and primarily related to our Owned Sports Properties and Events, Experiences & Rights segments and Corporate.

(5)	Includes the net change in fair value for certain equity investments with and without readily determinable fair values, based on observable price changes.
(6)	Relates to equity method losses, including impairment charges, from our investment in Learfield IMG College following the merger of our IMG College business with Learfield in December 2018.
(7)

Includes COVID-19 related costs that are non-recurring and incremental costs that would have otherwise not been incurred. Such adjustment for the year ended December 31, 2020 does not include the write-off of $11 million of deferred event costs, net of insurance recoveries, which is adjusted in our Events, Experiences & Rights segment profitability measure.

(8)

Includes a $92.6 million expense for the tax receivable agreements liability related to the expected realization of certain tax benefits, including the release of a valuation allowance, in connection with the sale of the restricted Endeavor Content business, which closed in January 2022, and a $9.1 million expense due to a change in estimates related to the tax receivable agreements liability recorded in the second quarter of 2021.

(9)

For the year ended December 31, 2021, other costs were comprised primarily of approximately $29 million related to a loss on debt extinguishment, which related primarily to Corporate, losses of approximately $17 million on foreign exchange transactions, which related to all of our segments and Corporate, a loss of approximately $11 million related to non-cash fair value adjustments of embedded foreign currency derivatives and a $2 million fee received from our Learfield IMG College investment, both of which related primarily to our Events, Experiences & Rights segment, approximately $2 million related to transaction costs associated with the repricing of the UFC Credit Facilities in our Owned Sports Properties segment and approximately a $2 million gain from an earnout related to the sale of an investment related to our Representation segment.

For the year ended December 31, 2020, other costs were comprised primarily of a gain of approximately $27 million related to the consolidation of a previously held equity interest in FC Diez Media, a gain of approximately $15 million related to the sale of an investment, a gain of approximately $8 million associated with the deconsolidation of Asian Tour Media Pte. Ltd., a gain of approximately $13 million related to non-cash fair value adjustments of embedded foreign currency derivatives and approximately $3 million increase related to purchase price adjustments to deferred revenue and ticket inventory at On Location, which related primarily to our Events, Experiences & Rights segment.

(10)	Reflects the tax effect of the adjustments noted above.
(11)

Such items for the year ended December 31, 2021 relate to the release of a $68.6 million valuation allowance on deferred tax assets due to the expected realization of certain tax benefits in connection with the sale of the restricted Endeavor Content business, which closed in January 2022, a $7.4 million expense for deferred tax liabilities associated with indefinite lived intangibles recorded as a result of the IPO and a $10.2 million tax expense related to a change in tax rate in the United Kingdom.

Such items for the year ended December 31, 2020 relate to a $34.3 million tax expense recorded as a result of acquisitions and subsequent tax restructurings, and the release of $19.1 million of valuation allowances on net deferred U.S. tax assets, exclusive of deferred tax liabilities on indefinite lived intangible assets, state income taxes, and foreign tax credits.

(12)

Prior to the IPO and associated reorganization transactions, reflects the share of adjustments attributable to the non-controlling interests in UFC. Subsequent to the IPO and associated reorganization transactions, reflects the share of adjustments attributable to the non-controlling interests of certain former members of Endeavor Operating Company who retain ownership interests in Endeavor Manager and Endeavor Operating Company.